As filed with the Securities and Exchange Commission on December 23, 2020

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TATTOOED CHEF, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5457906
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6305 Alondra Blvd., Paramount, California	90723
(Address of Principal Executive Offices)	(Zip Code)

TATTOOED CHEF, INC. 2020 INCENTIVE AWARD PLAN

(Full title of the plan)

Salvatore Galletti

Chief Executive Officer

Tattooed Chef, Inc.

6305 Alondra Blvd.

Paramount, California 90723

(Name and address of agent for service)

(562) 602-0822

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.0001	5,200,000	$21.92	(2)	$113,984,000.00	(2)	$12,435.65	(2)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of Tattooed Chef, Inc.’s (the “Registrant”) Common Stock as reported on the Nasdaq Capital Market on December 18, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) of Tattooed Chef, Inc., a Delaware corporation (the “Company”), includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), that may be deemed to be “restricted securities” under the Securities Act and the rules and regulations promulgated thereunder that were issued to the selling stockholders identified in the Reoffer Prospectus (the “selling stockholders”) as incentive equity grants in their capacity as directors of the Company. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such shares of Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

REOFFER PROSPECTUS

TATTOOED CHEF, INC.

44,415 Shares of Common Stock

This reoffer prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 44,415 shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Tattooed Chef, Inc., a Delaware corporation (unless otherwise indicated or the context otherwise requires, the “Company,” “Tattooed Chef,” “we,” “our” or “us”). This prospectus covers 4,935 shares of fully vested Common Stock issued to each Selling Stockholder under a notice of grant from the Company to the Selling Stockholder. We are not offering any shares of Common Stock and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders are “affiliates” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. The Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know if, when or in what amount the Selling Stockholders may offer the shares for sale. The Selling Stockholders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 7 for more information about how the Selling Stockholders may sell or dispose of the shares of Common Stock covered by this prospectus.

The shares of Common Stock covered by this prospectus are “restricted securities” under the Securities Act until their sale under this prospectus. This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Stockholders on a continuous or delayed basis to the public without restriction.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TTCF”. On December 21, 2020, the closing price of our Common Stock on Nasdaq was $25.50 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 4 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2020.

Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any accompanying prospectus supplement that we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	our ability to maintain the listing of our common stock on Nasdaq;

●	our ability to raise financing in the future;

●	our ability to successfully acquire and integrate new operations;

●	market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;

●	our ability to obtain raw materials on a timely basis or in quantities sufficient to meet the demand for its products;

●	our ability to grow our customer base;

●	our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

●	our expectations regarding future expenditures;

●	our ability to attract and retain qualified employees and key personnel;

●	our ability to retain relationships with third party suppliers;

●	our ability to compete effectively in the competitive packaged food industry;

●	our ability to protect and enhance our corporate reputation and brand;

●	the impact of future regulatory, judicial, and legislative changes in our industry;

●	our ability to address other factors detailed herein under the section entitled “Risk Factors”.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

SELECTED DEFINITIONS

In this document:

“Business Combination” means the business combination between Ittella Parent and Forum, consummated on October 15, 2020.

“Closing” means the closing of the Business Combination.

“Forum” means Forum Merger II Corporation, which was our name prior to the Business Combination. All references to “Forum” refer to the Company before the Closing.

“Incentive Plan” means the Tattooed Chef, Inc. 2020 Incentive Award Plan.

“Ittella Parent” means Myjojo, Inc., a Delaware corporation.

“Merger Agreement” means the Merger Agreement, dated as of June 11, 2020, by and among Forum, Sprout Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Forum, Ittella Parent and Salvatore Galletti, in his capacity as the holder representative, as amended by the First Amendment dated August 10, 2020. Copies of the Merger Agreement and First Amendment are available at https://www.sec.gov/Archives/edgar/data/1741231/000121390020014888/ea122974ex2-1_forummerger2.htm and https://www.sec.gov/Archives/edgar/data/1741231/000121390020021451/ea125339ex2-1_forummer2.htm.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Selling Stockholders” means the selling stockholders named in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” which are incorporated herein by reference from our (i) Definitive Proxy Statement on Schedule 14A relating to the Business Combination and (ii) prospectus filed pursuant to Rule 424(b)(3) on November 19, 2020 as supplemented by the prospectus supplement filed on December 18, 2020, before making an investment decision.

General

We are a rapidly-growing plant-based food company offering a broad portfolio of innovative frozen foods. We supply plant-based products to leading retailers in the United States, with signature products such as ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower crust pizza. Our products are available both in private label and our “Tattooed Chef™” brand in the frozen food section of retail food stores. According to National Frozen & Refrigerated Foods Association, in the 52 weeks ended June 29, 2019, sales of frozen food products in North America totaled approximately $55 billion, an increase of approximately $918 million compared to the comparable period for 2018.

We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. Various industry studies indicate that consumers want healthier and more convenient food options. As of September 30, 2020, our products were sold in approximately 7,200 retail outlets in the United States. Our brand strategy is to introduce the attributes of a plant-based lifestyle to build a connection with a broad array of consumers that are seeking delicious, sustainably sourced, plant-based foods. Our diverse offering of plant-based meals includes certified organic, GMO-free, certified Kosher, gluten-free, as well as plant protein elements that we believe provide health conscious consumers an affordable, great tasting, clean label food option.

To capture this significant market opportunity, we focus on manufacturing, product innovation and distinctive flavor profiles that appeal to a broad range of consumers. We create and develop new products to address emerging market demands and food trends for healthy, plant-based foods. We also seek to create what we believe are unique meals and snacks by taking regular or “plain” versions of our products and integrating spices and flavors. We believe that our track record of delivering innovative food concepts in both branded and private label has strengthened and expanded relationships with our existing customers, as well as attracted new customers. As of September 30, 2020, we have approximately 100 plant-based food concepts and recipes that are under development.

We are led by our President and CEO, Salvatore “Sam” Galletti, who has over 35 years of experience in the food industry as both a manager and an investor, and Sarah Galletti, our Creative Director and the creator of the Tattooed Chef brand, who was instrumental in changing our focus to plant-based food products in 2017.

We continue to experience strong revenue growth over prior periods. Revenue increased to $84.9 million in twelve month period ended December 31, 2019 (“Fiscal 2019”) as compared to $47.3 million in the twelve month period ended December 31, 2018 (“Fiscal 2018”), representing a year-over-year growth rate of 79.5%, and increased to $108.9 million in the nine month period ended September 30, 2020 as compared to $58.1 million in the nine month period ended September 30, 2019, representing a period-over-period growth rate of 87.4%. We generated net income of $5.6 million in Fiscal 2019 as compared to a loss of $0.3 million in Fiscal 2018, and $3.9 million in the nine month period ended September 30, 2020 as compared to $3.4 million in the nine month period ended September 30, 2019.

Corporate Information

We were incorporated in Delaware in May 2018 as a blank check company under the name Forum Merger II Corporation. On October 15, 2020, Forum and Ittella Parent consummated the transactions contemplated by the Merger Agreement, following the approval at the special meeting of the stockholders of Forum held on October 15, 2020, with Ittella Parent continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. In connection with the Closing of the Business Combination, we changed our name from Forum Merger II Corporation to Tattooed Chef, Inc.

Our principal executive offices are located at 6305 Alondra Blvd., Paramount, California 90723, and our telephone number is (562) 602-0822. Our corporate website address is www.tattooedchef.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Our Common Stock is currently listed on Nasdaq under the symbol “TTCF”.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Company’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

The Offering

About This Offering

This reoffer prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this prospectus, of up to 44,415 shares of our Common Stock, issued to each Selling Stockholder as an incentive equity grant under the Incentive Plan. The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.

RISK FACTORS

Our business is subject to numerous risks and uncertainties that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. An investment in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our (i) Definitive Proxy Statement on Schedule 14A relating to the Business Combination and (ii) prospectus filed pursuant to Rule 424(b)(3) on November 19, 2020 as supplemented by the prospectus supplement filed on December 18, 2020, together with all of the other information appearing in or incorporated by reference into this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders and the shares of our Common Stock beneficially owned by the Selling Stockholders as of December 23, 2020. The percentage of beneficial ownership is calculated based on 65,184,022 shares of Common Stock outstanding as of this date, which includes the 44,415 shares of Common Stock granted to the Selling Stockholders to which this reoffer prospectus relates. The Selling Stockholders may offer all, some or none of the shares of Common Stock covered by this prospectus. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. We cannot advise you as to whether the Selling Stockholders will, in fact, sell any or all of these shares of Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Common Stock Beneficially Owned Prior to the Resale	Percent of Total Voting Power Prior to the Resale	Number of Shares of Common Stock Offered for Resale	Number of Shares of Common Stock Beneficially Owned After Completion of Resale	Percent of Common Stock Beneficially Owned After Completion of the Resale
Salvatore Galletti(2)	32,703,973	50.2%	50.2%	4,935	32,699,038	50.2%
Bryan Rosenberg	4,935	*	*	4,935	—	*
Paula Ciaramitaro	4,935	*	*	4,935	—	*
Edward S. Gelfand	4,935	*	*	4,935	—	*
Daniel Williamson	4,935	*	*	4,935	—	*
Jennifer Fellner	4,935	*	*	4,935	—	*
Ryan Olohan	4,935	*	*	4,935	—	*
David Boris (3)	4,935	*	*	4,935	—	*
Marie D. Quintero-Johnson	4,935	*	*	4,935	—	*

*	Less than one percent.

(1)	The business address of each stockholder, other than Mr. Boris, is 6305 Alondra Blvd., Paramount, California 90723.

(2)	Represents 653,981 shares of common stock held by Project Lily, LLC (“Project Lily”). Project Lily is owned 52% by The Salvatore And Josan Galletti Revocable Family Trust, Dated March 30, 2005, 24% by Mr. Galletti’s daughter, Sarah Galletti, and 24% by his son, Abel Galletti. Salvatore Galletti has sole voting and investment power over the shares held by Project Lily. Salvatore Galletti and Josan Galletti each have voting and investment power of any assets held by their trust. Each of Salvatore Galletti and Josan Galletti disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each may have therein, directly or indirectly.

(3)	The business address of Mr. Boris is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.

Listing of Common Stock

Our Common Stock is currently listed on Nasdaq under the symbol “TTCF”.

Other Material Relationships with the Selling Stockholders

Employment Relationships

Mr. Galletti entered into an employment agreement with us in connection with the Business Combination. A form of this employment agreement and a brief description of it are in our Definitive Proxy Statement on Schedule 14A relating to the Business Combination, which is incorporated herein by reference.

Leases

A wholly-owned subsidiary of ours, Ittella Inc., leases two buildings from two separate entities which are both under the common ownership of Salvatore Galletti. Ittella Properties was formed to own and manage the properties leased in these arrangements. Ittella Properties, LLC, a California limited liability company, is a variable interest entity and Ittella Parent consolidates this entity’s accounts in its consolidated financial statements as of Fiscal 2019, Fiscal 2018, and for the nine month period ended September 30, 2020.

Indemnification Agreement

We entered into indemnification agreements with each of our Selling Stockholders, who also all serve as members of our board of directors. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this reoffer prospectus are being registered by the Company for the account of the Selling Stockholders. The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on Nasdaq or any other stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. Sales of the shares must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. In addition to any shares sold hereunder, Selling Stockholders may sell shares of Common Stock in compliance with Rule 144. There is no assurance that the Selling Stockholders will sell all or a portion of the Common Stock offered hereby. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the Selling Stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the Selling Stockholders, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in passive market-making activities with respect to the shares of Common Stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Rutan & Tucker, LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Myjojo, Inc. as of December 31, 2019 and December 31, 2018, and for the years then ended, incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance upon the report of BDO USA, LLP (“BDO”), an independent registered accounting firm, given on the authority of BDO as experts in auditing and accounting.

The audited financial statements of Forum as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) to December 31, 2018 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on a report of Marcum LLP, an independent registered public accounting firm, given on the authority of Marcum as experts in auditing and accounting.

On October 15, 2020, the Audit Committee of our board of directors approved the engagement of BDO as our independent registered public accounting firm effective as of the Closing to audit our consolidated financial statements for the year ended December 31, 2020. The Audit Committee of the board of directors of Forum prior to the Closing resolved that Marcum would be dismissed as our independent registered public accounting firm effective upon filing of our Form 10-Q for the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Forum (this date, the “10-Q Filing Date”). Accordingly, Marcum was informed that it would be dismissed as our independent registered public accounting firm effective as of the 10-Q Filing Date. On October 21, 2020, we disclosed the dismissal of Marcum in a Current Report on Form 8-K.

Marcum’s report on Forum’s financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) to December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Marcum’s engagement by Forum, and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

During the period from May 4, 2018 (Forum’s inception) through December 31, 2019 and the subsequent interim period preceding the engagement of BDO, Forum did not consult BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Forum’s financial statements, and neither a written report was provided to Ittella Parent or oral advice was provided that BDO concluded was an important factor considered by Ittella Parent in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our filings with the SEC are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.tattooedchef.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with the rules of the SEC. These documents contain important information about us and our financial condition.

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 11, 2020.

●	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 1, 2020, June 30, 2020, filed with the SEC on August 10, 2020, and September 30, 2020, filed with the SEC on November 9, 2020.

●	Our current reports on Form 8-K filed with the SEC on January 3, 2020, February 7, 2020 (only with respect to Items 5.03 and 5.07), June 8, 2020 (only with respect to Items 5.03 and 5.07), June 12, 2020 (filed at 5:31 p.m. EST, only with respect to Item 1.01), August 11, 2020 (only with respect to Item 1.01), September 24, 2020, October 1, 2020 (only with respect to Items 5.03 and 5.07), October 15, 2020 (only with respect to Items 5.03 and 5.07), October 21, 2020, November 9, 2020, November 12, 2020, December 15, 2020, and December 21, 2020.

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2020 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC).

●	Our prospectus filed pursuant to Rule 424(b)(3) on November 19, 2020 as supplemented by the prospectus supplement filed on December 18, 2020.

●	The description of our Common Stock contained in the registration statement on Form 8-A filed on August 8, 2018 and any amendment or report filed with the SEC for the purpose of updating the description, including Form 8-A/A (Amendment No. 1) filed on October 15, 2020.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this prospectus, any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Tattooed Chef, Inc.

6305 Alondra Blvd.

Paramount, California 90723

(562) 602-0822

TATTOOED CHEF, INC.

44,415 Shares of Common Stock

REOFFER PROSPECTUS

December 23, 2020

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 11, 2020.

(b) Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 1, 2020, June 30, 2020, filed with the SEC on August 10, 2020, and September 30, 2020, filed with the SEC on November 9, 2020.

(c) Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2020, February 7, 2020 (only with respect to Items 5.03 and 5.07), June 8, 2020 (only with respect to Items 5.03 and 5.07), June 12, 2020 (filed at 5:31 p.m. EST, only with respect to Item 1.01), August 11, 2020 (only with respect to Item 1.01), September 24, 2020, October 1, 2020 (only with respect to Items 5.03 and 5.07), October 15, 2020 (only with respect to Items 5.03 and 5.07), October 21, 2020, November 9, 2020, November 12, 2020, December 15, 2020, and December 21, 2020.

(d) Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2020 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC).

(e) Registrant’s prospectus filed pursuant to Rule 424(b)(3) on November 19, 2020 as supplemented by the prospectus supplement filed on December 18, 2020.

(f) The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed on August 8, 2018 and any amendment or report filed with the SEC for the purpose of updating the description, including Form 8-A/A (Amendment No. 1) filed on October 15, 2020.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and its bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Registrant has entered into indemnification agreements with its directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 i incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A/A (Amendment No. 1) filed on October 15, 2020).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A/A (Amendment No. 1) filed on October 15, 2020).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A/A (Amendment No. 1) filed on October 15, 2020).

5.1*	Opinion of Rutan & Tucker, LLP

23.1*	Consent of Marcum LLP

23.2*	Consent of BDO USA, LLP

23.3*	Consent of Rutan & Tucker, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).

99.1	Tattooed Chef, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K, filed on October 21, 2020).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramount, State of California, on December 23, 2020

TATTOOED CHEF, INC.

By:	/s/ Salvatore Galletti
Salvatore Galletti
President, Chief Executive Officer and Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles F. Cargile his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Salvatore Galletti	Chief Executive Officer	December 23, 2020
Salvatore Galletti	(Principal Executive Officer)

/s/ Charles F. Cargile	Chief Financial Officer	December 23, 2020
Charles F. Cargile	(Principal Financial and Accounting Officer)

/s/ Bryan Rosenberg	Director	December 23, 2020
Bryan Rosenberg

/s/ Paula Ciaramitaro	Director	December 23, 2020
Paula Ciaramitaro

/s/ Edward S. Gelfand	Director	December 23, 2020
Edward S. Gelfand

Director
Daniel Williamson

/s/ Jennifer Fellner	Director	December 23, 2020
Jennifer Fellner

Director
Ryan Olohan

/s/ David Boris	Director	December 23, 2020
David Boris

/s/ Marie D. Quintero-Johnson	Director	December 23, 2020
Marie D. Quintero-Johnson

II-4